Exhibit 10.1

October 7, 2008

PERSONAL AND CONFIDENTIAL

Chuba Udokwu

Dear Chuba:

This letter summarizes the terms of your separation from employment with Sonus Networks, Inc. (the “Company”) and the severance agreement and release between you and the Company (the “Agreement”).  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from any claims and to permit you to receive severance pay and related benefits.  With these understandings and in exchange for the promises of you and the Company as set forth below, you and the Company agree as follows:

A.            Separation From Employment

1.             Employment Status.  Your employment with the Company shall terminate effective October 10, 2008 (the “Separation Date”).

2.             Final Payments.  As of the Separation Date, your salary shall cease and you shall no longer be entitled to the payment of base salary, bonus, commission or any form of compensation, except as set forth in this Agreement.  The Company shall pay you (i) all earned but unpaid base salary up to and through the Separation Date, and (ii) all accrued but unused vacation up to and through the Separation Date.  The Company will also reimburse you for all appropriately documented business expenses in accordance with Company policy; provided that you submit all documentation of any such expenses within seven (7) days of the Separation Date.

3.             Benefits Cessation.  As of the Separation Date, the following benefits cease to be effective:  vacation accrual, 401k, life and accidental death and dismemberment, flexible spending accounts and short-term/long-term disability.   You are advised to consult Sonus’ Human Resources Department with respect to your rights to continue certain benefits at your own expense.

4.             Stock Options.  As set forth in the Company’s 1997 and 2007 Stock Option and Incentive Plans (the “Plans”) and the stock option agreement(s) between you and the Company (the “Option Agreements”), your options to purchase the Company’s common stock shall cease vesting on the Separation Date.  Except as set forth herein, all of your rights and obligations to stock options, including without limitation, vesting, exercise and expiration, are governed by the terms and conditions of the Plans and the Option Agreements.

5.             Stock Transactions.  As of the Separation Date, you will no longer be obligated to comply with the Company’s trading black out period restrictions regarding the purchase or sale of the Company’s stock, though you will continue to be subject to insider trading prohibitions.

6.             No Other Interests in Company. You acknowledge that except as set forth in paragraph 4 above, you are not entitled to, nor shall you make any claim for, any other equity interest in the Company of any type whatsoever.

B.            Consideration

Subject to your execution of this Agreement, the Company will provide you with the following:

1.             Salary Continuation Payments:  The Company will continue to pay you your current base salary for a period of 37 weeks from your separation Date (26 weeks severance plus 11 weeks remaining in 2008). The salary continuation payments shall be paid in accordance with the Company’s normal payroll practice, i.e., on a semi-monthly basis, and shall be subject to all applicable payroll and withholding taxes.

2.             Health Insurance:  Your current health benefits (medical, dental and vision) will continue through October 10, 2008.  After this date, you will have the right to continue your coverage by electing COBRA.  The Company will pay its portion of the COBRA premiums (subject to the premiums you are currently making for such benefits) through the end of the month in which your salary continuation payments end.  If you wish to continue COBRA after this date, all insurance premiums, and any administrative fees associated therewith, shall be your sole responsibility and must be paid by you not later than the due date of such premiums and fees.  You will receive COBRA information under separate cover.

3.             Taxes:  All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you in order to comply with such withholding obligations. You agree that you shall be solely liable for and shall pay any and all taxes, costs, interest, assessments, penalties, damages, attorneys’ fees or other losses to which you are or may be subject by reason of the payments by the Company to you identified in Section 2 of this Agreement or by reason of the equity interest identified in Section 4 of this Agreement.

C.            General Release of Claims; Accord and Satisfaction

1.             Release:  In exchange for the consideration provided in Section B, and other good and valuable consideration, the receipt of which you hereby acknowledge, you hereby agree that you and your representatives, agents, estate, heirs, successors and assigns (“You”) release, remise, discharge, indemnify and hold harmless the Releasees (defined to include Sonus Networks, Inc., its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, plan sponsors and plan fiduciaries, and its and their current and former directors, shareholders, investors, fiduciaries, officers, employees, representatives, attorneys and/or agents, all both individually, in their capacity acting on the Company’s behalf, and in their official capacities), of and from any and all actions or causes of action, suits, claims, complaints, obligations, liabilities, contracts, agreements, promises, debts and damages, whether existing or contingent, known or unknown, suspected or unsuspected, arising up to and including the date of execution of this Agreement, including, but not limited to, any and all claims arising out of or in connection with (i) your employment and separation from employment with the Company; (ii) any federal, state or local law, constitution or regulation regarding either securities, employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, genetic information, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service; (iii) any contract, whether oral or written, express or implied, any tort, whistleblower claim or common law claim; and (iv) your ownership of the Company’s stock.  This release is intended by You to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that You have, may have or have had against the Releasees up to the date of execution of this Agreement.   Notwithstanding the foregoing, nothing in this Agreement shall prevent You from filing a charge with any federal, state or administrative agency, but You agree not to participate in, and waive any rights with respect to, any monetary or financial relief arising from any such proceeding that relates to the matters released by this Agreement.

2.             General Release by the Company.  Except with respect to any rights, obligations or duties arising out of this Agreement, which are expressly excluded from this General Release, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Mr. Udokwu from any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, leases, doings, omission, damages, executions, obligations, liabilities, and expenses (including attorney fees and costs) of every kind and nature whatsoever, whether known or unknown, either at law, in equity, or mixed, that it ever had, now has, or can, shall, or may have, by reason of, on account of, or arising out of any matter or things that have happened, developed, or occurred before the signing of this Agreement, including, but not in limitation of, the foregoing general terms, any and all suits in tort or contract and any and all claims, asserted or unasserted, arising from Mr. Udokwu’s employment with or separation from the Company.  It is expressly agreed and understood that this release is a General Release.  The Company agrees not to institute any charge, complaint or lawsuit to challenge the validity of this General Release or the circumstances surrounding its execution.

3.             Accord and Satisfaction.  You agree that the payments and benefits set forth in this Agreement, together with payments and benefits the Company previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to You, and with respect to all claims, causes of action and damages that could be asserted by You against the Releasees regarding your employment or separation from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums.

D.            Confidentiality of Agreement; Non-Admission

1.             Confidentiality.  You agree to keep the substance, terms and existence of this Agreement and/or any discussions or negotiations relating to this Agreement in the strictest confidence and to not reveal the terms of this Agreement to any persons except your immediate family, your attorney, accountant, job counselor and financial advisors, and to them only provided that they also agree to keep the information completely confidential.  You will be considered to have breached this Agreement if any of those individuals fails to keep such information completely confidential.  Nothing in this Section shall bar you from providing truthful testimony in any legal proceeding or in cooperating with any governmental agency; provided, however, that in providing such testimony or making such disclosures or communications, you will use reasonable efforts to insure that this Section is complied with to the maximum extent possible.

2.             No Admissions.  You understand and agree that the release and accord and satisfaction set forth in Section C is not an admission by the Releasees that any such claims exist and/or of liability by the Releasees with respect to such claims.  Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by the Releasees of any liability or unlawful conduct whatsoever, and each of the Releasees expressly deny any such liability or wrongdoing.  The release and the accord and satisfaction in Section C are, however, and may be asserted by any one or more of the Releasees as an absolute and final bar to any suit or proceeding brought by You against any one or more of the Releasees; provided, however, that nothing contained in this Agreement shall be construed to prevent an action for breach of this Agreement itself.

E.             Return of Company Property

On or before the Separation Date, you agree to return to the Company all Company property and materials, including but not limited to, personal computers, laptops, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company.  You agree that if you discover any other Company or proprietary materials in your possession after the Separation Date, you will immediately notify the Company and return such materials to the Company.

F.             Post-Employment Obligations

1.             Contractual Obligations.  You confirm the existence and continued validity of the Non-Competition and Confidentiality Agreement signed by you  (the “Non-Compete Agreement”), which you signed as a condition of your employment with the Company.  You agree that your obligations under the Non-Compete Agreement expressly survive the cessation of your employment.  If you fail to abide by your obligations under the Non-Compete Agreement, the Company may immediately terminate all severance and related benefits set forth in Section B in addition to, and not in lieu of, seeking all other legal and equitable relief.

2.             Non-disparagement Obligations. You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company, its management, directors, investors, or any other parties involved in a business relationship with the Company, or its practices, or which disrupts or impairs the Company’s normal operations, including actions or statements that would (1) harm the reputation of the Company with its current and prospective customers, distributors, suppliers, other business partners, or the public; or (2) interfere with existing contractual or employment relationships with current and prospective customers, suppliers, distributors, other business partners or Company employees.  The Company’s directors, and officers and executives at the Vice President level or higher, will not make any statements, orally or in writing, which disparage you or damage your personal or professional reputation.

3.             Cessation of Payments In Event of Breach.  You understand and acknowledge that, if the Company reasonably determines that you have failed to abide by your obligations under this Section, or any other provision of this Agreement or the Non-Compete Agreement, the Company may immediately terminate all salary continuation payments and related benefits set forth in Section B, in addition to, and not in lieu of, seeking all other legal and equitable relief.

G.            Job References

Any request for job references should be directed to the Company’s Human Resources department.  Please be advised that, pursuant to Company policy, the Company’s Human Resources personnel may only disclose your title and dates of employment with the Company.

H.            Assistance in Legal Actions.

In the event the Company is or becomes involved in any legal action relating to events which occurred or alleged to have occurred while you were rending services to the Company or about which you possess any information, you agree to assist in the preparation, prosecution or defense of any case involving the Company including, without limitation, executing truthful declarations or documents or providing information requested by the Company and attending and/or testifying truthfully at deposition(s) or at trial without the necessity of a subpoena. The Company shall compensate you for any out-of-pocket expenses you incur performing your obligation to cooperate with the Company under this paragraph.  The Company shall also compensate you for all time spent fulfilling your obligation to cooperate under this paragraph, at the same hourly pay rate in effect as of your last day of work at the Company.

I.              Unemployment Benefits. The Company agrees that in response to any request for information about Employee from unemployment authorities, the Company will state that separation was requested by the employer, there was no misconduct on the part of the employee, and eligibility is not contested for unemployment benefits to begin on or after the date of this Agreement.

J.             Notices, Acknowledgments and Representations

1.             This Agreement is the entire agreement between you and the Company, and all previous agreements or promises between you and the Company are superseded, null and void,

except for the Non-Compete Agreement, the Option Agreement(s) and the Plan, each of which shall remain in full force and effect in accordance with their respective terms.

2.             In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Company officer.  Any waiver of any provision of this Agreement by the Company shall not constitute a waiver of any other provision of this Agreement unless the Company expressly so indicates otherwise.

3.             The law of the Commonwealth of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, and you hereby submit to the jurisdiction and venue of any Massachusetts court.  This Agreement may be modified only by a written agreement signed by you and an authorized Company representative.  This Agreement shall not be assigned by you but shall be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Company’s successors and assigns.

4.             If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

5.             You represent that you have not been subject to any retaliation or any other form of adverse action by the Releasees for any action taken by you as an employee or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

6.             You acknowledge and agree that you have been provided twenty-one (21) days to consider this Agreement and to consult with counsel, and the Company has advised you of your right to do so.  To the extent that you have taken less than twenty-one (21) days to consider this Agreement, you acknowledge that you have had sufficient time to consider the Agreement and to consult with counsel, and that you do not desire additional time. This Agreement is revocable by you for a period of seven (7) calendar days following your execution of this Agreement.  Your revocation of this Agreement must be by registered letter addressed to the Vice President of Human Resources, must specifically revoke this Agreement, and must be received by the Company prior to the eighth (8th) day following the execution of this Agreement by you.  This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following your execution of this Agreement.

7. The Company agrees to ensure that any obligation or remaining obligation to you under this Agreement shall be assumed by any successor in interest to the Company.

If you agree to the terms of this Agreement, please sign and date below and return this Agreement to me.

Sincerely,

Sonus Networks, Inc.,

By:	/s/ Kathleen Harris

Kathleen Harris

Vice President of Human Resources

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and agreed to:

/s/ Chuba Udokwu	October 10, 2008
Chuba Udokwu	Date